EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

THIRD QUARTER OUTLOOK

McLean, VA, September 15, 2004– The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, announced today that, while sales volume exceeded expectations, net earnings for its third fiscal quarter ended August 29, 2004 will be lower than anticipated due to manufacturing productivity below expected levels. This manufacturing inefficiency is associated with time requirements for the implementation of its new Enterprise Resource Planning (“ERP”) system and the conversion to lean manufacturing.

“While it is not The Rowe Company’s policy to give specific guidance, I am making an exception in the interest of good financial communication”, said Gerald Birnbach, Chairman and President.

Net shipments are expected to be approximately $76.5 million, or an increase of approximately 9% over the same quarter last year. The Company, however, expects to report net earnings for the quarter below analyst estimates.

“We continue to be pleased with Storehouse retail demand and Rowe Furniture manufacturing orders”, Mr. Birnbach continued. “Operations management in the Rowe Furniture division has been intensely focused on the implementation of our new ERP system and conversion to lean manufacturing, significantly reducing the time available for day-to-day management activities. During this period manufacturing productivity has declined below our expected levels. While it is anticipated that the line management time requirement for conversion to the new system should diminish in the near future at which time our line managers will return to their normal responsibilities, we will not make the conversion until we are satisfied that the system will operate as planned”.

“Our new ERP system will give us substantial new capabilities in critical areas such as merchandising, and gives us the scale for growth. While we are disappointed that our earnings aren’t higher, we know that this kind of a disruption is temporary and not uncommon when undertaking complex technology initiatives” Mr. Birnbach continued.

The Rowe Companies anticipates releasing earnings for the third quarter on September 22nd followed by a conference call.

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 60 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the internet.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, net shipments, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those anticipated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, unanticipated delays in the implementation of the new ERP system, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

Contact:	Gene S. Morphis, Chief Financial Officer
703-847-8670